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Exhibit 10.9

EXECUTION VERSION

SATELLITE PLACE OFFICE BUILDING

LEASE SUMMARY

LANDLORD:	Satellite 800 Owner Corp.,
c/o Crescent Resources, LLC
400 South Tryon Street
Suite 1300
Charlotte, North Carolina 28202
Attention: Regional Vice President
Telephone: (704) 382-8009
Facsimile: (704) 382-6385
TENANT:	Datapath, Inc. 3095 Satellite Boulevard Building 800 Duluth, Georgia 30096 Attention: Chief Financial Officer
LEASE EXECUTION DATE:	January 19, 2006
PREMISES:	The portions of the building known as Suites 400, 500 and 600, as said space is shown on the floor plan attached hereto as Exhibit B.
PREMISES NET RENTABLE AREA:	Approximately 70,223 square feet.
PREMISES NET USABLE AREA:	Approximately 64,307 square feet.
BUILDING:	Six (6) story office building known as 800 Satellite Place located on the Land at 3095 Satellite Boulevard, Building 800, Duluth, Georgia 30096.
BUILDING NET RENTABLE AREA:	Approximately 132,864 square feet.
TENANT'S PROPORTIONATE SHARE:	53%
LAND:	That certain tract or parcel of land located in Duluth, Georgia, and described on Exhibit A-1 attached hereto and incorporated herein by reference.
PROJECT:	The Land and all improvements thereon, including the Building.
COMPLEX:
That certain complex of land and buildings, including the Land, the Building and the Common Areas, and designated by Landlord as "Satellite Place" as described on Exhibit A-2 attached hereto and incorporated herein by reference, or that portion of the Complex owned by Landlord or its Affiliates at the relevant time during the Term of this Lease.

LEASE TERM:
Seventy-two and one half (72 1/2) months, beginning on the Commencement Date and ending on the Expiration Date, unless this Lease is sooner terminated as provided herein. See Special Stipulations for Extension Option.
COMMENCEMENT DATE:	March 1, 2006, as same may be extended pursuant to Paragraph 3 herein.
EXPIRATION DATE:
The day immediately preceding the seventy-second and one half (72 1/2) month anniversary of the Commencement Date; provided, however, if the Commencement Date is any day other than the first day of a calendar month, the Expiration Date shall be extended automatically through the last day of the calendar month in which the seventy-second and one half (72 1/2) month anniversary of the Commencement Date occurs. Additionally, the Expiration Date is subject to extension pursuant to Paragraph 3 herein.
BASE RENTAL:
Lease Period (Months)	Base Rental Per Premises Net Rentable Area	Annual Base Rental	Monthly Base Rental
*1-12	$18.50	$1,299,125.50	$108,260.46
13-24	$18.96	$1,331,428.08	$110,952.34
25-36	$19.44	$1,364,713.78	$113,726.15
37-48	$19.92	$1,398,543.71	$116,545.31
49-60	$20.42	$1,433,953.66	$119,496.14
61-73	$20.93	$1,469,812.50	$122,483.54

*	Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to an abatement of Base Rental during the first two hundred forty (240) days (the "Abatement Period") of the initial Lease Term commencing on the Commencement Date in the amount of $108,260.46 per month for a total of $866,083.68 (the "Abatement"). In the event of a default by Tenant under this Lease during the Lease Term past any applicable notice and cure periods, resulting in termination of this Lease or Tenant's right of possession or both, the then unamortized portion of the Abatement (assuming that the Abatement is amortized on a straight-line basis over the initial Lease Term) shall be revoked, shall be null and void and Tenant shall immediately repay to Landlord all such unamortized Abatement.
BASIC COSTS EXPENSE STOP:	The Basic Costs incurred by Landlord in 2006.
ELECTRICAL EXPENSE STOP:	Sixty cents ($0.60) multiplied by the Premises Net Rentable Area.
ADVANCE BASE RENTAL PAYMENT:	One Hundred Eight Thousand Two Hundred Sixty and Forty Six/100 Dollars ($108,260.46).
SECURITY DEPOSIT:	One Hundred Eight Thousand Two Hundred Sixty and 46/100 Dollars ($108,260.46) to be delivered in the manner and form specified in Section 29 hereof.
TENANT IMPROVEMENTS ALLOWANCE:	Up to Two Million Ninety-Two Thousand and 00/100 Dollars ($2,092,000.00).
TENANT'S BROKER:	Lavista Associates, Inc.
LANDLORD'S BROKER:	Crescent Resources, LLC.

        The foregoing summary (the "Lease Summary") is hereby incorporated into and made a part of the Lease Agreement. In the event, however, of a conflict between the terms of the Lease Summary and the terms of the Lease Agreement, the latter shall control.

Initial: /s/ Illegible	(For Landlord)
Initial: /s/ Illegible	(For Tenant)

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47.	PERSONAL LIABILITY	75
Exhibits
Exhibit A	Legal Descriptions
Exhibit B	Floor Plan
Exhibit C	Construction of Improvements
Exhibit D	Rules and Regulations
Exhibit E	Special Stipulations
Exhibit F	Commencement Date Acceptance Agreement
Exhibit G	Preliminary Tenant Improvement Construction Documents
Exhibit H	Floor Plan showing Expansion Space

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LEASE AGREEMENT

        THIS LEASE AGREEMENT (this "Lease") is made and entered into on the date and between the Landlord and Tenant identified in the Lease Summary.

W I T N E S S E T H:

  1.    Definitions.

        Capitalized terms appearing in this Lease, unless defined elsewhere in this Lease or in the Lease Summary, shall have these definitions:

          (a)   "Additional Rent" shall mean all sums of money in addition to Base Rental which shall become due from Tenant under this Lease, including, without limitation, Tenant's Proportionate Share of Basic Costs in excess of the Basic Costs Expense Stop, as set forth in the Lease Summary.

          (b)   "Advance Base Rental Payment" shall have the meaning set forth in the Lease Summary.

          (c)   "Affiliate(s)" shall mean a person or entity which (1) Controls, (2) is under the Control of, or (3) is under common Control with, Tenant.

          (d)   "Base Rental" during the Lease Term shall be the amount so designated in the Lease Summary, as same may be adjusted pursuant to the terms of this Lease.

          (e)   "Basic Costs" shall have the meaning set forth in Paragraph 7 herein, subject to adjustment as provided in Section 7 of Exhibit E hereof.

          (f)    "Basic Costs Expense Stop" shall be as so designated in the Lease Summary.

          (g)   "Broker" shall be the party or parties so designated in the Lease Summary.

          (h)   "Building" shall have the meaning set forth in the Lease Summary.

          (i)    "Building Exterior Common Areas" shall mean (A) the exterior of the Building and all of the improvements and real property on the Land, including, without limitation, all parking areas, enclosed or otherwise, and all streets, sidewalks, signs and landscaped areas located on or within the Land; and (B) all signs and landscaped areas located in public rights-of-way directly contiguous to the Land if and to the extent Landlord maintains such signs and landscaped areas from time to time.

          (j)    "Building Interior Common Areas" shall mean those areas within the Building devoted to corridors, elevator foyers, restrooms, mechanical rooms, janitorial closets, electrical and telephone closets, vending areas, health club lockers and showers, and other similar facilities provided for the common use or benefit of tenants generally and/or the public, including any columns and/or projections located within said areas.

          (k)   "Building Net Rentable Area" shall have the meaning set forth in the Lease Summary.

          (l)    "Building Shell Improvements" shall mean the Building improvements constructed or to be constructed by Landlord, at Landlord's sole cost and expense and without applying any of the Tenant Improvements Allowance. The Building Shell Improvements are more particularly described in Exhibit C attached hereto and incorporated herein by reference.

          (m)  "Business Day(s)" shall mean every calendar day of the year, excluding Saturdays, Sundays and Holidays.

          (n)   "Commencement Date" shall mean that date set forth in the Lease Summary, as same may be adjusted pursuant to the provisions of Paragraph 3 herein.

          (o)   "Common Areas" shall mean the Building Interior Common Areas and the Building Exterior Common Areas.

          (p)   "Controllable Expenses" shall mean those Basic Costs, the amount of which is reasonably within the control of Landlord and expressly excluding Taxes, Insurance and utility costs.

          (q)   "Control" shall mean direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession, directly or indirectly, of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract

          (r)   "Complex" shall have the meaning set forth in the Lease Summary.

          (s)   "Deed to Secure Debt" shall mean, collectively, that certain First Deed to Secure Debt and that certain Second Deed to Secure Debt, dated as of August 30, 2005, made by Landlord in favor of Euro Hypo AG, New York Branch.

          (t)    "Electrical Expense Stop" shall have the meaning set forth in the Lease Summary. The Electrical Expense Stop is the component of the Basic Costs Expense Stop which covers the cost of electricity to be supplied to premises in the Building to be occupied by tenants (including the Premises) (i) to operate lights and light fixtures therein, (ii) to operate equipment and fixtures that are connected to electrical outlets therein and (iii) to operate any HVAC system or unit that exclusively serves such tenant premises (or any portion thereof) which is not part of the Building's main system.

          (u)   "Expiration Date" shall have the meaning set forth in the Lease Summary.

          (v)   "Force Majeure Matters" is defined in Paragraph 37 herein.

          (w)  "Holidays" the following dates shall constitute "Holidays," as that term is used in this Lease: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday following Thanksgiving Day, and Christmas Day, and any one other day in any calendar year as specified by Landlord from time to time. If, in the case of any specific holiday mentioned in the preceding sentence, a different day shall be observed than the respective day mentioned, then that day which constitutes the day observed by national banks in Atlanta, Georgia on account of said holiday shall constitute the Holiday under this Lease.

          (x)   "Land" shall mean the real property upon which the Building is situated as more particularly described on Exhibit A-1 hereto.

          (y)   "Lease Term" shall mean the term of this Lease as set forth in the Lease Summary.

          (z)   "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term commencing with the Commencement Date.

          (aa) "Premises" shall have the meaning set forth in the Lease Summary.

          (bb) "Premises Net Rentable Area" shall have the meaning set forth in the Lease Summary, and Landlord and Tenant agree that the applicable figure set forth in the Lease Summary shall be conclusive.

          (cc) "Premises Net Usable Area" shall have the meaning set forth in the Lease Summary, and Landlord and Tenant agree that the applicable figure set forth in the Lease Summary shall be conclusive.

          (dd) "Project" shall have the meaning set forth in the Lease Summary.

          (ee) "Tenant Improvements" shall mean the improvements to be constructed and installed in the Premises (beyond the Building Shell Improvements) in accordance with the Tenant

  Improvement Construction Documents, the terms of Paragraph 9 herein and Exhibit C attached hereto.

          (ff)  "Tenant Improvements Allowance" shall mean the allowance to be provided by Landlord to Tenant for the construction of the Tenant Improvements.

          (gg) "Tenant Improvement Construction Documents" shall mean the plans and specifications for the construction of the Tenant Improvements, which plans and specifications shall be prepared pursuant to Exhibit C attached hereto.

          (hh) "Tenant's Proportionate Share" means that fraction, the numerator of which is the Premises Net Rentable Area and the denominator of which is the Building Net Rentable Area, as set forth in the Lease Summary.

  2.    Lease Grant.

        Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon and subject to the covenants, agreements, provisions and conditions of this Lease, the Premises located in the Building, together with the nonexclusive right to use all Common Areas.

  3.    Lease Term.

        This Lease shall continue in force during the Lease Term beginning on the Commencement Date and continuing until the Expiration Date, unless this Lease is sooner terminated or extended to a later date under any other term or provision herein. Subject to delays resulting from Force Majeure Matters or Tenant Delay Factors (as such term is defined in Exhibit C hereof) Landlord will deliver the Premises to Tenant not later than the Commencement Date set forth in the Lease Summary (the "Target Commencement Date"), with the Tenant Improvements substantially completed in accordance with the Tenant Improvement Construction Documents, as evidenced, if requested by Tenant, by a certificate of substantial completion issued by Landlord's architect or other designated engineering representative.

        If Landlord for any reason whatsoever cannot deliver possession of the Premises to Tenant (with the Tenant Improvements substantially completed in accordance with the Tenant Improvement Construction Documents) on or before the Target Commencement Date, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; but in that event, Landlord shall act diligently and in good faith to complete the work that is necessary to allow Landlord to deliver the Premises to Tenant as specified above. In such case, (a) if Landlord's failure to deliver possession of the Premises to Tenant (with the Tenant Improvements substantially completed in accordance with the Tenant Improvement Construction Documents) by the Target Commencement Date is not the result, in whole or in part, of one or more Tenant Delay Factors, the Commencement Date shall be adjusted to be the date when Landlord does in fact deliver possession of the Premises to Tenant as described above and (b) if Landlord's failure to deliver possession of the Premises to Tenant (with the Tenant Improvements substantially completed in accordance with the Tenant Improvement Construction Documents) by the Target Commencement Date is the result, in whole or in part, of one or more Tenant Delay Factors, the Commencement Date shall be the later of (i) the Target Commencement Date or (ii) the date the Tenant Improvements would have been substantially completed in the absence of such Tenant Delay Factor(s).

        Within five (5) days following Tenant's occupancy of the Premises, Tenant shall execute and deliver to Landlord duplicate originals of a commencement date acceptance agreement in the form attached to this Lease as Exhibit F (with the blanks properly completed). Subject to Landlord's approval of the information inserted by Tenant in the blanks, Landlord shall execute the duplicate originals of the commencement date acceptance agreement and shall promptly return one (1) fully executed original to Tenant.

  4.    Use.

        The Premises may be used only for general office space purposes and no other purposes and in accordance with all applicable laws, ordinances, rules and regulations of governmental authorities and the Rules and Regulations attached hereto as Exhibit D and made a part hereof. Tenant covenants and agrees that it will, at its expense, comply with all laws, ordinances, orders, directions, requirements, rules and regulations of all governmental authorities (including Federal State, county and municipal authorities), now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the use, density, occupancy or alteration of the Premises. Tenant covenants and agrees to abide by the Rules and Regulations in all respects as now set forth and attached hereto or as hereafter promulgated by Landlord. Landlord shall have the right at all times during the Lease Term to publish and promulgate and thereafter enforce in a non-discriminatory manner such rules and regulations or changes in the existing Rules and Regulations as it may reasonably deem necessary to protect the tenantability, safety, operation, and welfare of the Premises, the Project and the Complex.

  5.    Base Rental.

        (a)   Tenant agrees to pay during the Lease Term to Landlord, without any prior notice, setoff or deduction, except as provided herein, the Base Rental, and all such other sums of money as shall become due hereunder as Additional Rent, all of which are sometimes herein collectively called "rent" or "Rent." Base Rental for each calendar year or portion thereof during the Lease Term, together with any applicable adjustment thereto pursuant to Paragraph 6 herein, shall be due and payable in advance, in twelve (12) equal installments on the first day of each calendar month during the Lease Term beginning on the Commencement Date; provided, however, as set forth in the Lease Summary and Paragraph 5(b) herein, Base Rental for the first full calendar month during the Lease Term in which the Base Rental is due (the "Advance Base Rental Payment") shall be due and payable upon the full execution of this Lease and shall be applied after application of the Abatement. Tenant hereby agrees to pay such Base Rental and any adjustments thereto to Landlord at Landlord's address provided herein (or such other address as may be designated by Landlord in writing from time to time) monthly, in advance, and without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rental and any adjustments thereto for such month or months shall be prorated, based on the number of days in such month or months.

        (b)   Upon the execution of this Lease, Tenant has paid to Landlord the Advance Base Rental Payment as additional security for Tenant's performance of its obligations under this Lease. If Tenant is not then in default under this Lease, Landlord shall apply the Advance Base Rental Payment to the payment of the monthly installment of Base Rental due relative to the first full calendar month during the Lease Term after the Abatement Period expires. If Tenant is then in default under this Lease, Landlord may, at its option, apply all or any part of the Advance Base Rental Payment to cure the default. With regard to the second full calendar month during the Lease Term after the Abatement Period expires and with regard to any partial calendar month (if any) preceding the first full calendar month during the Lease Term, Tenant shall pay its monthly installment of Base Rental (or the prorata portion thereof) in a timely manner pursuant to Paragraph 5(a) herein.

  6.    Adjustments to Base Rental.

        On the first anniversary of the Commencement Date and thereafter on each succeeding anniversary of the Commencement Date through the remainder of the Lease Term and any extended

Lease Term (if any), Base Rental payable by Tenant under this Lease shall be as set forth in the Lease Summary.

  7.    Adjustments for Increases in Basic Costs.

        With respect to each calendar year or portion thereof during the Lease Term (and any renewal or extension thereof), Tenant shall pay Landlord as Additional Rent, in the manner hereafter provided, Tenant's Proportionate Share of the amount by which Basic Costs paid or incurred by Landlord during such period exceeded the Basic Costs Expense Stop. References in this Paragraph 7 to "Basic Costs" shall be deemed and construed to refer to Basic Costs as adjusted pursuant to the immediately following paragraph. If Tenant shall be obligated to make payments as aforesaid with regard to any partial calendar year during the Lease Term, Basic Costs in excess of the Basic Costs Expense Stop shall be prorated on the basis of the number of days during such calendar year for which Tenant is obligated to make such payments.

        If the Building is less than fully occupied or if Building standard Landlord services are not provided to the entire Building during any calendar year during the Lease Term, then Basic Costs for such calendar year shall be "grossed up" by Landlord to that amount of Basic Costs that, using the average of the Basic Costs incurred for the other buildings in the Complex in calendar year 2006 subject to such modifications as Landlord may reasonably require to reflect differences between the buildings in the Complex, including, by way of example and not limitation, any repairs in a building due to mechanical failures.

        (a)   It is acknowledged and agreed that it will not be possible to determine the actual amount of the excess (if any) of Basic Costs over the Basic Costs Expense Stop for a given calendar year until after the end of such calendar year. Therefore, until Tenant's liability for Tenant's Proportionate Share of Basic Costs in excess of the Basic Costs Expense Stop shall have been finally determined for a particular calendar year, Tenant shall make payment on account of excess Basic Costs as follows:

          (i)    Basic Costs shall mean all expenses relating to the management, operation, repair and maintenance of all portions of the Project, including, but not limited to:

      1.
      the cost of grass mowing, shrub care and general landscaping;

      2.
      the cost of repairing, replacing and maintaining parking areas, driveways, sidewalks, exterior lighting, common plumbing, common advertising signs and other facilities operated with respect to the Complex;

      3.
      the cost of providing security for the Building and the Land;

      4.
      the cost of providing fire alarm monitoring for the Building;

      5.
      wages, salaries, and fees (including all reasonable education, travel and professional fees) of all personnel or entities (exclusive of Landlord's executive personnel) engaged in the operation, repair, maintenance, or security of the Complex, including taxes, insurance, and benefits relating thereto and the costs of all supplies and materials (including work clothes and uniforms) used in the operation, repair, maintenance and security of the Complex;

      6.
      cost of performance by Landlord's personnel of, or of all service agreements for, maintenance, janitorial services, access control, alarm service, window cleaning for the Complex (such cost shall include the rental of personal property used by Landlord's personnel in the maintenance and repair of the Complex);

      7.
      cost of utilities for the Complex, including water, sewer, power, electricity, gas, fuel and lighting, including, without limitation, utilities for the common area of the Complex, in accordance with generally accepted accounting principles;

      8.
      legal and accounting costs incurred by Landlord or paid by Landlord to third parties (exclusive of legal fees with respect to disputes with individual tenants, negotiations of tenant leases, or with respect to the ownership rather than the operation of the Complex), appraisal fees, consulting fees, all other professional fees and disbursements and all association dues;

      9.
      cost of non-capitalized repairs and general maintenance for the Complex (excluding repairs and general maintenance paid by proceeds of insurance or by Tenant, other tenants of the Complex or other third parties);

      10.
      amortization of the cost of improvements or equipment which are capital in nature and which (A) are for the purpose of reducing Basic Costs for the Complex, or (B) enhance the Complex for the general benefit of tenants or occupants thereof, or (C) are required by any governmental regulation or authority, or (D) replace any equipment needed to operate the Building at the same quality levels as prior to the replacement (all such costs, including interest thereon, shall be amortized on a straight-line basis (with a reasonable financing charge) over the useful life of the capital investment items, as reasonably determined by Landlord);

      11.
      the Complex management office rent or rental value;

      12.
      a management fee and all items reimbursable to the Complex manager, if any, pursuant to any management contract for the Complex (the management fee shall be four percent (4%) of the gross receipts from the operation of the Complex);

      13.
      Taxes;

      14.
      Insurance; and

      15.
      the Project's allocable share of any common area costs and expenses of the Complex, including, without limitation, the operation, management, repair and maintenance of the common areas of the Complex.

        Additionally, if a property owner's association is established for the maintenance of the common areas of the Complex, any property owner's association charges allocated to the Land and the Building shall be included in Basic Costs.

        (b)   The term "Taxes" shall mean, all taxes, assessments, levies, and other governmental charges, applicable to or assessed against the Project or any portion thereof, or applicable to or assessed against Landlord's personal property used in connection therewith, whether federal, state, county, or municipal and whether assessed by taxing districts, improvement districts, or authorities presently taxing the Project or the operation thereof or by other taxing authorities or improvement districts subsequently created, or otherwise, and any other taxes and assessments attributable to or assessed against all or any part of the Project or its operation, including any reasonable expenses, including fees and disbursements of attorneys, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project. If at any time during the Term there shall be levied, assessed, or imposed on Landlord on all or any part of the Project by any governmental entity any general or special ad valorem or other charge or tax directly upon rents received under leases, or if any fee, tax, assessment, or other charge is imposed which is measured by or based, in whole or in part, upon such rents, or if any charge or tax is made based directly or indirectly upon the transactions represented by leases or the occupancy or use of the Project or any portion thereof, such taxes, fees, assessments or other charges shall be deemed to be Taxes;

provided, however, that any (A) franchise, corporation, income or net profits tax, unless substituted for real estate taxes or imposed as additional charges in connection with the ownership of the Project, which may be assessed against Landlord or the Project or both, (B) transfer taxes assessed against Landlord or the Project or both, (C) penalties or interest on any late payments of Landlord and, (D) personal property taxes of Tenant or other tenants in the Project shall be excluded from Taxes. If any or all of the Taxes paid hereunder are by law permitted to be paid in installments, notwithstanding how Landlord pays the same, then, for purposes of calculating Basic Costs, such Taxes shall be deemed to have been divided and paid in the maximum number of installments permitted by law, and there shall be included in Basic Costs for each year only such installments as are required by law to be paid within such year, together with interest thereon and on future such installments as provided by law.

        (c)   The term "Insurance" as used in this Paragraph 7 shall mean all insurance, including casualty and liability insurance applicable to the Project and to Landlord's equipment, fixtures and personal property used in connection therewith, business interruption or rent insurance against such perils as are commonly insured against by prudent landlords, such other insurance as may be required by any lessor or mortgagee of Landlord, and such other insurance which Landlord considers reasonably necessary in the operation of the Project, together with all appraisal and consultants' fees in connection with such insurance).

        (d)   Basic Costs shall not include (i) specific costs for any capital repairs, replacements or improvements, except as provided above; (ii) expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant, warrantor or otherwise) to the extent of funds received by Landlord; (iii) expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating space for tenants); (iv) interest or amortization payments on any mortgages; (v) rents under ground leases; (vi) costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship; and (vii) costs specially billed to and paid by specific tenants.

        (e)   It is acknowledged and agreed that it will not be possible to determine the actual amount of the excess (if any) of Basic Costs over the Basic Costs Expense Stop for a given calendar year until after the end of such calendar year. Therefore, until Tenant's liability for Tenant's Proportionate Share of Basic Costs in excess of the Basic Costs Expense Stop shall have been finally determined for a particular calendar year, Tenant shall make payment on account of excess Basic Costs as follows:

          (i)    Commencing as of the first anniversary of the Commencement Date and continuing throughout the Lease Term (and any renewal or extension thereof), and subject to the limitation expressed above, Landlord shall make a good faith estimate of Basic Costs for such calendar year and Tenant's Proportionate Share thereof (hereinafter, "Estimated Basic Costs"), and Tenant shall pay to Landlord, as Additional Rent with each monthly installment of Base Rental, an amount equal to one-twelfth (1/12) of Tenant's Proportionate Share of the amount by which Estimated Basic Costs for the current calendar year are estimated to exceed the Basic Costs Expense Stop. Such payments for any partial month shall be paid in advance at the daily rate equal to the monthly payment divided by the number of days in the month for which the same is due. On or about January 1 of each calendar year in respect of which Tenant shall be obligated to make payments on account of excess Basic Costs during the Lease Term (and any renewal or extension thereof), Landlord shall furnish to Tenant a statement for such calendar year of Tenant's Proportionate Share and of Estimated Basic Costs and thereupon, subject to the limitations expressed above, as of such January 1, Tenant shall make payments under this Paragraph 7 in accordance with such statement.

          (ii)   On or before April 1 in the year following the year in which the Commencement Date occurs (or as soon as practicable thereafter) and each April 1 (or as soon as practicable thereafter) thereafter during the Lease Term (and any renewal or extension thereof, Landlord shall furnish

  Tenant with a statement (the "Annual Reconciliation") setting forth the total amount of Tenant's Proportionate Share of the amount by which Basic Costs for the preceding calendar year exceeded the Basic Costs Expense Stop. If the Annual Reconciliation shall show an overpayment or underpayment of Tenant's Proportionate Share of excess Basic Costs for the preceding calendar year, any overpayment shall be refunded to Tenant or credited against payments due from Tenant under this Lease, and the full amount of any underpayment shall be paid to Landlord by Tenant not later than the first day of the first calendar month after the Annual Reconciliation shall have been delivered to Tenant.

        (f)    If during the Lease Term any change occurs in either the number of square feet of the Premises Net Rentable Area or of the Building Net Rentable Area, Tenant's Proportionate Share of Basic Costs shall be adjusted, effective as of the date of any such change. Landlord shall promptly notify Tenant in writing of such change and the reason therefor. Any changes made pursuant to this Paragraph 7(f) shall not alter the computation of Basic Costs as provided in this Paragraph 7 but, on and after the date of any such change. Tenant's payment of Basic Costs pursuant to this Paragraph 7 shall be computed upon Tenant's Proportionate Share thereof, as adjusted.

        (g)   For the purpose of calculating Tenant's Proportionate Share of excess Basic Costs, Controllable Expenses shall be limited such that at no time during the Lease Term shall Controllable Expenses, calculated on a compounded and cumulative basis, increase over the actual amount of the Controllable Expenses for calendar year 2006 by more than five percent (5%) per annum. (By way of example and not limitation, if Controllable Expenses, so calculated, increase, in a given year during the Lease Term, by less than five percent (5%) per annum, the difference between five percent (5%) and the actual lesser increase in Controllable Expenses shall cumulate and be taken into account in calculating the maximum Controllable Expenses in future years during the Lease Term.)

  8.    Services to Be Furnished by Landlord.

        Landlord agrees to furnish Tenant the following services:

          (a)   Hot and cold water at those points of supply provided for general use of other tenants in the Building.

          (b)   Except with regard to any HVAC system or unit that exclusively serves the Premises (or any portion thereof), which shall be Tenant's responsibility pursuant to Paragraph 11(b) herein, Landlord shall furnish central heat and air conditioning sufficient for the comfortable occupancy of the Premises during "Normal Business Hours" for the Building (which are 8:00 a.m. to 6:00 p.m. on Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays).

          Tenant shall bear the entire cost (as Additional Rent) of such additional heating and air conditioning used by Tenant at times other than Normal Business Hours, and Tenant shall pay such costs within ten (10) days following demand by Landlord. The cost to be charged by Landlord to Tenant hereunder for heating and air conditioning service used by Tenant during times other than Normal Business Hours shall be Landlord's then standard charge for such service, which Landlord agrees currently is $35.00 per hour per floor of the Building.

          If heat-generating machines or equipment shall be used in the Premises by Tenant which affect the temperature otherwise maintained by the Building HVAC system, Landlord shall have the right (at Landlord's option) to install (or to require Tenant to install) one or more HVAC systems or units that exclusively serve the Premises (or the portion thereof where such heat-generating machines or equipment are located). As set forth in Paragraph 11(b) herein, the cost of any such separate HVAC systems or units that exclusively serve the Premises, including the cost of installation and the cost of operation and maintenance thereof, shall be borne by Tenant.

          (c)   Electrical service to serve the Common Areas and the Premises, subject to the terms of Paragraph 13 herein.

          (d)   Routine maintenance and electric lighting service for all Common Areas of the Building.

          (e)   Janitorial service for the Premises five (5) days per week; provided, however, that Tenant shall have the option to elect to provide its own janitorial service to the Premises, subject to the terms and conditions set forth in Paragraph 7 of Exhibit E hereof.

          (f)    All Building standard fluorescent and incandescent light bulb replacement in the Common Areas and all Building standard light bulb replacement in the Premises; provided, however, Tenant shall promptly pay to Landlord, as Additional Rent, costs incurred by Landlord in replacing light bulbs in the Premises (including the cost of purchasing such light bulbs) if and to the extent such replacement cost exceeds the replacement cost for Building standard light bulbs. As used herein, "Building standard light bulbs" shall be deemed to refer to 18 cell 2' × 4', 3 lamp parabolic light fixtures at a ratio of 1 fixture per 80 usf of Premises Net Usable Area.

          (g)   Tenant, its employees, and its invitees who have been registered with Landlord shall have access on a twenty-four (24) hour per day, seven (7) day per week basis to the Premises by a code or card access system and to parking facilities, provided that access to the Building may be subject to sign-in procedures, identification card presentation and other security measures established by the Building's security personnel. Tenant shall receive a reasonable amount of codes or cards for all of its employees and for its invitees who are registered with Landlord. Landlord shall bear the cost of each such code or card initially issued, provided Tenant shall pay to Landlord (as Additional Rent, within thirty (30) days after Tenant receives an invoice therefor) the actual costs incurred by Landlord in obtaining and issuing replacement codes or cards for codes or cards previously issued. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary or for damages done by unauthorized persons on the Premises, and Landlord shall not be required to insure against any such losses. Tenant shall cooperate fully with Landlord's efforts to maintain controlled access to and in the Building during times other than Normal Business Hours and shall follow all regulations promulgated by Landlord with respect thereto.

          (h)   Subject to Paragraph 4 of Exhibit E, Landlord shall provide non-exclusive multiple cab passenger service to the Premises during Normal Business Hours and at least one (1) cab passenger service to the floor(s) on which the Premises are located twenty-four (24) hours per day and non-exclusive freight elevator service during Normal Business Hours (all subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal Business operating systems) with such freight elevator service available at other times upon reasonable prior notice and the payment by Tenant to Landlord of any additional expense actually incurred by Landlord in connection therewith.

          The failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part, resulting from any Force Majeure Matters (as that term is defined in Paragraph 37) or from any other causes beyond the reasonable control of Landlord shall not (i) render Landlord liable in any respect, (ii) be construed as an eviction of Tenant, (iii) work an abatement of rent, or (iv) relieve Tenant from the obligation to fulfill any covenant or agreement in this Lease. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Tenant shall have no claim for offset or abatement of rent or damages on account of an interruption in service resulting therefrom; provided, however, that Landlord shall give Tenant not less than forty-eight (48) hours prior notice of any scheduled interruption of any service to the Premises if Landlord has itself received notice not less that forty eight (48) hours prior to such scheduled interruption, and, if Landlord has received notice less than forty-eight (48) hours prior thereto, Landlord shall give Tenant such notice as is practicable in the circumstances. Amounts payable pursuant to this Paragraph 8 shall be deemed to be Additional Rent due from Tenant to Landlord, and any default in the payment thereof shall entitle Landlord to all remedies provided for herein at law or in equity on account of Tenant's failure to pay Base Rental. Landlord shall furnish the above services in a manner consistent with other Class A office complexes in relevant proximity to the Complex.

  9.    Construction of Improvements.

        (a)   Subject to Force Majeure Matters and consistent with the terms of Paragraph 3 herein and Exhibit C hereto, Landlord shall pursue diligently and in good faith the completion of the Building Shell Improvements and the Tenant Improvements.

        (b)   The Tenant Improvements Allowance shall be applied by Landlord against the costs of designing, planning and constructing the Tenant Improvements. In the event the costs incurred in connection with the design, planning and construction of the Tenant Improvements exceed the Tenant Improvements Allowance, Tenant shall be responsible for bearing and paying such excess costs (the "Excess Costs"), as follows:

          (i)    Tenant shall pay to Landlord, prior to the commencement of construction of the Tenant Improvements, an amount equal to fifty percent (50%) of such Excess Costs (as then estimated by Landlord).

          (ii)   After substantial completion of the Tenant Improvements, but prior to occupancy of the Premises by Tenant, Tenant shall pay to Landlord an amount equal to ninety percent (90%) of the Excess Costs (as then estimated by Landlord), less payments received by Landlord pursuant to Paragraph 9(b)(i) herein.

          (iii)  As soon as the final accounting is prepared and submitted by Landlord to Tenant, Tenant shall pay to Landlord the entire unpaid balance of the actual Excess Costs based on the final costs to Landlord.

The Excess Costs (if any) payable by Tenant under this Paragraph 9 shall constitute Additional Rent due hereunder at the time specified herein, and failure to make any such payment when due shall constitute a default of Tenant under Paragraph 28 herein.

        (c)   Except as otherwise provided above in this Paragraph 9, all installations and improvements now or hereafter placed on or in the Premises shall be for Tenant's account and at Tenant's cost. Tenant shall also pay ad valorem taxes and increased insurance on or attributable to the Tenant Improvements (to the extent of the cost of the Tenant Improvements in excess of the Tenant Improvements Allowance), which cost shall be payable by Tenant to Landlord as Additional Rent.

        (d)   Any unused portion of the Tenant Improvements Allowance may be applied in the manner set forth in Exhibit C.

  10.    Maintenance and Repair by Landlord.

        Except to the extent any such repairs or replacements are the responsibility of Tenant pursuant to the terms of Paragraph 11 or Paragraph 12 herein or any other provision in this Lease, Landlord shall be responsible for maintaining, repairing and replacing;

        (a)   the roof, foundations, exterior walls, and all structural parts of the Building;

        (b)   all portions of the Premises affected by structural conditions whose source lies outside the Premises;

        (c)   all Common Areas;

        (d)   all utility, sprinkler service, electrical and plumbing lines and HVAC systems outside the Premises but which serve the Premises on a non-exclusive basis; and

        (e)   all utility, sprinkler service, electrical and plumbing lines and HVAC systems within the Premises but which serve other space within the Building.

        Except as expressly provided herein, Landlord shall not be required to make any repairs to the Premises or the Building. Landlord shall maintain the Building and Common Areas in a manner consistent with other Class A office complexes in relevant proximity to the Complex.

  11.    Maintenance and Repair by Tenant.

        In addition to any other provisions in this Lease which obligate Tenant to perform maintenance, repair and replacement duties relative to the Premises and/or the Building, Tenant shall be responsible for the following maintenance, repair and replacement responsibilities:

          (a)   Tenant shall, at its expense, keep and maintain the Premises in good order and repair and not commit or allow any waste to be committed on any portion of the Premises; and at the termination of this Lease, Tenant agrees to deliver up the Premises to Landlord in as good of a condition as existed on the Commencement Date, excepting only ordinary wear and tear, acts of God and repairs required to be made by Landlord pursuant to the terms of this Lease.

          (b)   Tenant shall, at its expense, keep and maintain all supplemental HVAC systems and units, appliances and equipment that exclusively serve the Premises (or any portion thereof). In the event the Premises (or any portion thereof) is exclusively served by an HVAC system or unit, Tenant shall contract with a qualified heating and air conditioning service company reasonably approved by Landlord for the monthly maintenance and the repair and replacement, as necessary, of such HVAC system or unit. Tenant shall provide Landlord with a copy of any contract required under this Paragraph 11(b) within ten (10) days after the Commencement Date and a copy of any subsequent contracts (or any renewal contracts) within ten (10) days after their execution. The cost of all contracts which Tenant is required to maintain under this Paragraph 11(b) shall be borne by Tenant.

          (c)   Tenant shall, at Tenant's own cost and expense, repair or replace any damage done to the Premises, and such repairs shall restore the damaged area to as good of a condition as existed prior to such damage and shall be effected in compliance with all applicable laws; provided, however, if, within a reasonable period following written notice from Landlord of the need for such repairs or replacements, Tenant fails to make such repairs or replacements promptly, Landlord may, at its option, make the repairs or replacements, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent. Subject to the reciprocal waiver of claims for property damage set forth in Paragraph 22(d) hereof, Tenant shall also be responsible for any damage done to the Common Areas, the Building Exterior Common Areas, the Building, the Project or the Complex or any part thereof caused by Tenant or Tenant's agents, employees, invitees, or visitors. Landlord shall make such repairs or replacements and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent with the next due installment of Rent.

  12.    Alterations by Tenant.

        Tenant shall not make or allow to be made any alterations to the Premises or install any vending machines in the Premises, without first obtaining the written consent of Landlord in each such instance (which consent, as to nonstructural changes which do not affect Building systems, shall not be unreasonably withheld); provided, however, that Tenant shall be permitted to install standard size and weight beverage and snack vending machines in the Premises. All such alterations, additions or improvements shall be constructed in a good and workmanlike manner, using new materials, in accordance with plans and specifications approved by Landlord and in compliance with all Applicable Laws. As used herein, "Applicable Laws" shall mean all laws, ordinances (including Fire and Building Codes), regulations, orders, interpretations and zoning requirements of any governmental authority, agency or other public or private regulatory authority (including insurance underwriters or rating bureaus) which may be in effect from time to time and relating to the Tenant's operations, the Premises or Tenant's business conducted therein. Additionally, Tenant covenants and agrees that no improvements, changes, alterations, additions, maintenance or repairs shall be made by Tenant to the Premises which might impair the structural soundness of the Building, which might result in an overload of the weight capacity of floors in the Building, which might result in an overload of capacity of electric lines serving the Building, or which might interfere with electric or electronic equipment in the Building or on any adjacent or nearby property. Tenant shall have appropriate insurance coverage reasonably satisfactory to Landlord regarding the performance and installation of the alterations and the alterations shall conform with all other requirements of this Lease. Any and all alterations to the Premises shall become the property of Landlord upon the termination of this Lease (except for trade fixtures, equipment, furniture or other personal property owned by Tenant). Landlord may, by written notice to Tenant within ninety (90) days of giving its approval to the performance of any alterations, require Tenant, upon the expiration or earlier termination of this Lease, to remove any and all alterations, additions, fixtures, equipment and other improvements made or installed in the Premises by Tenant and return the Premises to Building Standard condition. In the event that Landlord so elects and Tenant fails to remove such improvements or personal property, Landlord may remove such alterations, additions, fixtures, equipment or other improvements at Tenant's cost, and Tenant shall pay Landlord on demand the cost of restoring any damage to the Premises resulting from such removal, excepting only ordinary wear and tear and acts of God.

  13.    Use of Electrical Services by Tenant

        Landlord will, at Landlord's option, install an electrical check meter (a "Check Meter") for the Premises. It is anticipated that the Check Meter will measure all electricity supplied to the Premises (i) to operate lights and light fixtures therein, (ii) to operate equipment and fixtures that are connected to electrical outlets therein and (iii) to operate any HVAC system or unit that exclusively serves the Premises (or any portion thereof). As contemplated in Paragraph 8(c) herein. Landlord shall pay the local electrical utility company prior to delinquency for the electricity supplied to the Premises through the Check Meter; provided, however, in the event the amount paid by Landlord to the electrical utility company for electricity supplied to the Premises (as measured by the Check Meter) for any given period of time is greater than the allocable portion of the Electrical Expense Stop (allocated to the Premises for the relevant period of time), Landlord may submit an invoice to Tenant periodically for the cost of such excess electricity supplied to the Premises and Tenant shall pay the full invoiced amount (as Additional Rent) to Landlord within thirty (30) days after Tenant's receipt of each such invoice.

        In computing invoices to be sent to Tenant for electricity supplied to the Premises through the Check Meter, Landlord shall use the same billing rate and structure as used by the local electrical utility company. Additionally, with regard to any period of time that Landlord elects to use a Check Meter to bill Tenant for excess electricity supplied to the Premises, Landlord also shall use a Check Meter to bill other tenants in the Building for excess electricity supplied to their respective premises; and in such case, the cost of electricity supplied to the Premises and to other premises in the Building for which Landlord separately bills Tenant and other tenants in the Building (i.e., such electrical costs that exceed the Electrical Expense Stop) shall not be included in Basic Costs hereunder, Landlord shall be entitled to bill Tenant pursuant to this Paragraph 13 for excess electrical usage in the Premises monthly, quarterly, annually or otherwise, as determined by Landlord from time to time during the Lease Term. Tenant acknowledges and agrees, however, that the Basic Costs Expense Stop includes the Electrical Expense Stop and therefore, Landlord shall only be obligated to exclude the cost of electricity to the Premises and to other persons in the Building in excess of the Electrical Expense Stop (and not any electricity to the Common Areas or electricity up to the Electrical Expense Stop).

  14.    Graphics and Signage.

        (a)   All letters and numerals on doors or other signs on the Premises shall be in the standard form of graphics for the Building, and no others shall be used or permitted. Furthermore, Tenant shall not place signs on or in the Premises which are visible from outside the Premises. Tenant's name and suite number shall be included by Landlord on the lobby directory for the Building.

        (b)   For so long as Tenant or its Affiliates shall lease (and shall not have subleased to parties other than Affiliates) at least 64,307 rentable square feet of the Building, Tenant shall have the right to install and maintain identifying signage on the façade of the Building. The location, size, design, lettering, color, material and mode of installation of such signs shall be subject to Landlord's prior written consent. If at any time during the term hereof Tenant or its Affiliates shall fail to lease at least 64,307 rentable square feet of the Building (or shall have subleased any space to parties other than Affiliates), Landlord shall have the right to remove such signage. All costs and expenses of installation and removing any Tenant signage pursuant to this Section 14(b) or at the end of the Lease Term shall be borne by Tenant. Tenant's rights hereunder shall be limited to corporate identification signage including the name and logo of Tenant or its Affiliates, provided that any information displayed or the façade signage shall be in keeping with the character and reputation of the Project as determined in Landlord's reasonable discretion.

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  Exhibit 10.9 EXECUTION VERSION
SATELLITE PLACE OFFICE BUILDING LEASE SUMMARY
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LEASE AGREEMENT
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